Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION ANNOUNCES THE GRANT

OF A NEW EXPLORATION PERMIT, OFFSHORE NORTHERN

TERRITORY, AUSTRALIA AND UPDATES UK DRILLING TIMING

Portland, Maine, March 24, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (“Magellan” or the “Company”) announces the award of an offshore exploration permit, Northern Territory, Australia and updates the timing of two exploration wells to be drilled onshore in the United Kingdom.

Offshore License Award, Australia

Magellan has accepted an offer from the Commonwealth – Northern Territory Offshore Petroleum Joint Authority for the grant of an exploration permit for petroleum over Area NT09-1, offshore Northern Territory. Area NT09-1 was offered for competitive bid under the 2009 Release of Offshore Petroleum Exploration Areas. Bidding closed on 3 December 2009.

Release Area NT09-1 is located in the Malita Graben of the Bonaparte Basin 220 kilometers (137 miles) northwest of Darwin, and is within the area where Magellan is conducting feasibility work in partnership with a large methanol producer.

Water depths range from 10 m to 170 m. Area NT09-1 is in an area of proven gas-prone Early-Middle Jurassic (Plover Formation) source and reservoir rock and adjacent to fault-bounded gas accumulations. The NT09-1 permit covers 6,305 square kilometres (2,460 square miles)

Magellan’s President and Chief Executive Officer, William H. Hastings said, “The Government’s grant of an exploration permit over Area NT09-1 (shown on the enclosed map) is another positive step for us toward our stated gas development strategy. We believe an important structural closure exists within this License area and are anxious to initiate a technical work program to study the area’s potential. Commercially, any gas that can be found in NT09-1 is complementary to the development plans of our neighbours at Evans Shoal and Caldita.”

UK Drilling Timing

Northern Petroleum, operator of PEDL 126 in the Weald Basin of Southern England, has issued a written advisory stating that it intends to spud the Markwells Wood exploration well, onshore United Kingdom, in June 2010. To achieve cost efficiencies, the intent is to drill Markwells Wood -1 in PEDL 126 and the Havant-1 on a prospect in PEDL 155 & PEDL 256 as a sequential drilling operation. Unfortunately construction of the Havant drill site, which commenced in late 2009, has been impacted by one of the worst winters in over a hundred years in the UK, causing delays to previous intentions for the drilling program.

Hastings further commented “We understand and share shareholder disappointment that the Markwells Wood well has not yet been drilled, but we also recognize our duty to be safe and responsible in and with our surroundings. Very poor winter weather – like it or not - has adversely affected our drilling schedule, but we now see a viable path forward and will work hard with our partners to execute on the plan by June.”

For further information, please contact:

William H. Hastings, President and CEO of Magellan, +1 207-619-8501

Forward- Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties. The Company continues gas sales negotiations with no assurance of a viable, economic conclusion. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise